EMPLOYMENT, CONFIDENTIALITY, NON-COMPETITION,
NON-SOLICITATION AND INVENTIONS AGREEMENT

This AGREEMENT (the “Agreement”) is made as of October 8, 2008 (the “Effective Date”), by and between Morlex, Inc., an Colorado corporation with its headquarters located at 420 Lexington Avenue, Suite 450, New York, New York 10155 (the “Company”) and Curtis Staker (the “Executive”). In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

1.     Employment Capacity; Term.

(a) The Company agrees to employ the Executive, and the Executive agrees to serve the Company, during the Term of Employment (as hereinafter defined), as Chief Executive Officer of the Company, with such duties consistent with such capacity as may be assigned to him by the Board of Directors of the Company (the “Board”). The Executive shall perform all services to be rendered hereunder faithfully, devote his full business time and attention to the duties assigned to him by the Board and use his best efforts to promote the business interests of the Company. During the Executive’s employment with the Company, the Executive shall also serve as a member of the Board and in such additional capacities as may from time to time be designated by the Board, without additional compensation.

(b) Employment of the Executive pursuant to the terms of this Agreement shall continue for two years from the date hereof, to be renewed annually for successive one-year terms thereafter, unless terminated by the Company or the Executive (the “Term of Employment”), subject to the terms and conditions hereinafter set forth.

2.     Compensation. The Company agrees to compensate the Executive for the services rendered by him during his employment as follows:

(a) The Company shall (i) pay the Executive an annual salary of Three Hundred Fifty Thousand Dollars ($350,000) payable in accordance with the standard payroll practices of the Company (“Base”), which may be revised annually by the Board, (ii) pay the Executive an annual bonus equal to 50% of Base, conditioned upon the achievement of the annual EBITDA target as set by the Board from time to time (the “Annual Bonus”), (iii) pay the Executive a quarterly bonus of Ten Thousand Dollars ($10,000), conditioned upon the achievement of each quarterly EBITDA target as set by the Board from time to time (the “Quarterly Bonus”), (iv) grant to the Executive options to purchase the common stock of the Company equal to 5% of the issued and outstanding stock of the Company as of the date hereof at a price of $0.75 per share, vesting as follows: one-third on the one-year anniversary of the date hereof and the remainder vesting equally quarterly over a two-year period thereafter (the “Options”), and (v) beginning in 2009, every year that this Agreement is in effect grant the Executive additional incentive options to purchase the common stock of the Company equal to 1% of the issued and outstanding stock of the Company at such time at the market price, such grants to be conditioned upon the achievement of the respective annual EBITDA targets as determined by the Board, or as otherwise approved by the Board from time to time (the “Incentive Options”, and collectively with the Base, Annual Bonus, Quarterly Bonus and Options, the “Compensation”). The Executive’s Compensation shall be reviewed annually on the anniversary of this Agreement. All options will be granted pursuant to the adoption of a Company Stock Option program, which will be adopted in the 2009 annual proxy statement, and will include typical vesting acceleration language as approved by the Board. The vesting of the Options and the Incentive Options will be accelerated upon a “change of control” of the Company, to be defined in the Company Stock Option program, and the option grant agreement of the Executive will provide accordingly.

(b) The Executive shall be permitted to participate in all employee medical, retirement and insurance benefit plans applicable to similarly-situated executives of the Company, and such other plans as may from time to time be made available or applicable to the Executive, consistent with the policies of the Company.

(c) The Executive shall be permitted to take four weeks of paid vacation annually. Accrued vacation not taken in any calendar year may not be carried forward or be usable in any subsequent calendar year. Paid holidays may be taken in accordance with the holiday policy and schedule of the Company as from time to time in effect.

(d) The Company shall reimburse the Executive, consistent with the Company’s expense reimbursement policies and procedures as in effect from time to time and subject to receipt of appropriate documentation, for all reasonable and necessary out-of-pocket travel, business entertainment and other business expenses incurred or expended by him incident to the performance of his duties hereunder; provided, however, that, in order to qualify for reimbursement for any expense that exceeds $10,000 in the aggregate, Executive shall obtain the Company’s approval prior to the incurrence of such expense.

3. Termination.

(a) For Cause. The Company may terminate the Executive’s employment at any time for Cause (as defined below). For the purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (i) habitual drunkenness or any substance abuse which adversely affects the Executive’s performance of his or her job responsibilities, (ii) commission of a felony, (iii) dishonesty relating to the Executive’s employment, (iv) personal misconduct by the Executive which could cause the Company to violate any state or federal law relating to sexual harassment, sex or other prohibited discrimination, or any intentional violation of any written policy of the Company or any successor entity adopted in respect to any such law, (v) conduct in the performance of the Executive’s employment which the Executive knows or should reasonably be expected to know (either as a result of a prior warning by the Company, custom within the industry or the flagrant nature of the conduct) violates applicable law or causes the Company to violate applicable law in any material respect, (vi) failure to follow the lawful instructions of the Company’s Board, provided compliance with such instructions was within the scope of the Executive’s duties, if such failure continues uncured for a period of fifteen (15) days after receipt by the Executive of written notice from the Company stating that continuation of such failure would constitute grounds for termination for Cause, (vii) gross incompetence, or (viii) violation of any confidentiality or non-competition provision at any time applicable to the Executive, or any other material provision of this Agreement.

(b) Upon Death or Disability. This Agreement shall automatically terminate upon the death of the Executive and may be terminated by the Company upon the Disability of the Executive. For purposes of this Section 3, the Executive shall be deemed disabled (and termination of his employment shall be deemed to be due to such “Disability”) if an independent medical doctor (selected by the Company’s applicable health or disability insurer) certifies that the Executive has, for a cumulative period of more than one hundred twenty (120) days during any 365-day period, been disabled in a manner which seriously interferes with his or her ability to perform the essential functions of his or her job even with a reasonable accommodation to the extent required by law. Any refusal by the Executive to submit to a medical examination for the purpose of certifying Disability shall be deemed conclusively to constitute evidence of the Executive’s Disability.

(c) For Convenience of the Company. Notwithstanding any other provisions of this Agreement, the Company shall have the right to terminate the Executive’s employment at the “Company’s Convenience” (i.e., for any reason other than Cause, death or Disability) upon ninety (90) days’ notice.

(d)  Resignation; Good Reason. Notwithstanding any other provisions of this Agreement, the Executive shall have the right to resign at any time upon ninety (90) days’ written notice to the Company (whether or not for Good Reason). For purposes hereof, resignation by the Executive based on either of the following shall constitute resignation for “Good Reason”: (i) a transfer of the Company’s offices, or a transfer of the Executive (other than on a temporary basis), to a location which would increase the Executive’s commute (by the most direct route) from his permanent residence by more than fifty (50) miles in each direction, in either case without Executive’s consent, provided such resignation occurs within thirty (30) days following the date of transfer, or (ii) a material breach by the Company of this Agreement, which breach continues uncured for a period of forty-five (45) days after receipt by the Company of written notice thereof from the Executive specifying the breach, provided such resignation occurs within ten days following the expiration of the 45-day cure period.

(e) Effect of Termination on Compensation.

i) Termination for Cause; Resignation. In the event Executive’s employment with the Company is terminated by the Company for Cause or the Executive resigns (for reasons other than for Good Reason), the Company shall have no further liability to Executive hereunder, whether for Compensation, benefits, incentive compensation or otherwise, other than for Base, benefits and any unused vacation accrued through the date of termination, as well as reimbursement of expenses properly incurred through the date of termination. In such events, the Executive may elect to continue, at his own expense, medical insurance coverage to the extent mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

ii)  Death or Disability. In the event the Executive’s employment with the Company terminates as a result of the death of the Executive or is terminated by the Company as a result of the Disability of the Executive, the Executive shall be entitled to receive his Base and benefits described in Sections 2(a) and 2(c) accrued and expenses properly incurred through the date of termination and any accrued incentive compensation which has been earned but remains unpaid from the year prior to the year of termination, as well as applicable health, disability or death benefits, if any, offered by the Company at the time consistent with the policies of the Company, provided that Executive meets the eligibility requirements of such benefits.

iii)  Company’s Convenience; Resignation for Good Reason. In the event the Executive’s employment with the Company is terminated by the Company at the Company’s Convenience, or by the Executive for Good Reason, the Executive shall be entitled to continue to receive the Base described in Section 2(a) payable monthly in arrears, and, to the extent permitted by the terms of the applicable group insurance policies, the benefits described in Section 2(b) all at the times and in the manner provided in such sections (and at the levels in effect at the date of termination), or compensation and benefits that, in the aggregate, are comparable to those described in Sections 2(a) and 2(b), for the Severance Period (as defined below). To the extent the Executive is not eligible for continued participation in the Company’s group medical insurance program, the Company shall reimburse the Executive, on an after-tax basis, for a portion of his COBRA premiums during the Severance Period equal to the excess of what he would have paid as an employee and the amount payable under COBRA. As used herein, the term “Severance Period” shall mean the period beginning on the date of termination of Executive’s employment with the Company and expiring (A) six (6) months following the date of termination so long as the Executive has been employed with the Company for more than six (6) months but less than eighteen (18) months prior to his termination; (B) twelve (12) months following the date of termination so long as the Executive has been employed with the company for more than eighteen (18) months but less than thirty (30) months prior to his termination; or (C) eighteen (18) months following the date of termination so long as the Executive has been employed with the company for at least thirty (30) months prior to his termination. The Executive shall not receive any severance benefits unless he has been employed with the Company for at least six (6) months. In no event shall Executive receive severance benefits for a period longer than the Severance Period set forth in Section 3(e)(iii)(C) herein.

As a condition to receiving the severance benefits described in this Section 3(e)(iii), the Executive shall be required to execute and deliver to the Company the written confirmation described in Section 4(b)(ii) and a general release of all claims (including without limitation all claims for breach of contract, for employment discrimination under Title VII of the Civil Rights Act of 1964, as amended, and claims under the Americans with Disabilities Act of 1990, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1866, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974 and any equivalent state, local and municipal laws, rules and regulations) he may have against the Company, its Affiliates (as defined below), and the officers, directors, shareholders (and related entities) and agents of the Company and its Affiliates, in each case in such form as may be reasonably requested by the Company. Upon the occurrence of any material breach of this Agreement (it being understood that, without limitation, any breach of Sections 4, 5 or 6 shall be deemed material), the Company shall have no further liability to pay severance benefits hereunder and may, in addition to exercising any other remedies it may have hereunder or under law, immediately discontinue payment of remaining unpaid severance benefits. As used in this Agreement, an “Affiliate” of the Company shall mean any corporation, partnership, limited liability company or other entity which, directly or indirectly, controls, is under common control with or is controlled by the Company at any time. For the purposes of this definition, “control,” as used with respect to any entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities or voting interests, by contract or otherwise.

4. Confidentiality.

(f) The Executive recognizes and acknowledges that certain information possessed by the Company and its Affiliates constitutes valuable, special, and unique proprietary information and trade secrets. Accordingly, the Executive agrees that he or she shall not, during the term of his or her employment with the Company or at any time thereafter, divulge, use, furnish, disclose or make available to any person, whether or not a competitor of the Company, any confidential or proprietary information concerning the assets, business, or affairs of the Company, of any of its Affiliates, or of its suppliers, customers, licensees or licensors including, without limitation, financial information concerning the Company or its Affiliates, information regarding trade secrets and information (whether or not constituting trade secrets) concerning sources of supply, costs, pricing practices, telemarketing sales techniques, sales training techniques, formulas, business plans, marketing plans, strategies, forecasts, unpublished financial data, budgets, projections, customer and supplier identifiers, peculiar likes and fancies, customer characteristics (product preferences, contact person, pricing, when to make sales call, purchase patterns, etc.), agreements, inventions, improvements, research or development, test results, product specifications, know-how, manufacturing and technical processes, product designs, source codes and production applications, or any other confidential information which gives the Company or its Affiliates an opportunity to claim a competitive advantage or has economic value (collectively, “Confidential Information”). The foregoing shall not be applicable to any information which is required to be disclosed by law, provided that the Executive provides prompt notice to the Company of such disclosure request and assists the Company in preventing such disclosure.

(g) Upon the resignation or termination of the Executive's employment, for any reason, whether voluntary or involuntary and whether by the Company or the Executive, or at any time the Company may request, the Executive shall (i) surrender to the Company all documents and data of any kind (including data in machine-readable form) or any reproductions (in whole or in part) of any items relating to the Confidential Information and shall not make or retain any copy or extract of any of the foregoing, and (ii) will confirm in writing that to his or her knowledge, after inquiry, no Confidential Information exists on any computers, computer storage devices or other electronic media that were at any time within the Executive’s control (other than those which remain at, or have been returned to, the Company).

5. Non-Competition, Non-Solicitation and Non-Association.

(h) In consideration of this Agreement and all the recitals and provisions contained herein, and in view of the Executive’s participation in and access to the unique and valuable information of the current and proposed business activities of the Company and its Affiliates in all aspects, the Executive covenants and agrees that, during the Term of Employment and thereafter during the Restrictive Period (as defined below), the Executive shall not, directly or indirectly:

i) except in the ordinary course performance of his duties as an employee of the Company, induce or attempt to induce or encourage others to induce or attempt to induce, any person who is an employee of, consultant to or agent of the Company or any Affiliate of the Company as of the date of termination of Executive’s employment, to (x) terminate such person’s employment with such employer (in the case of an employee) or cease providing its services to the Company or its Affiliates (in the case of a consultant or sales or other commercial representative), provided that nothing herein shall prevent general solicitations through advertising or similar means which are not specifically directed at employees of, consultants to or agents of the Company or its Affiliates; or (y) engage in any of the activities hereby prohibited with respect to the Executive under subparagraphs (ii) and (iii) below;

ii) in any Competitive Area (as defined below), directly or indirectly engage in, or make any financial investment in any Person (other than the Company) which engages in, the design, development, production, marketing or sales of products and services related to the internet-focused data and direct marketing business (including, without limitation, internet sales and advertising, lead generation, and publication of online financial newsletters); provided that this Section 5(a)(ii) shall not prohibit Executive from acquiring, solely as an investment, marketable securities of a publicly traded entity constituting less than two percent (2%) of the capital stock of such entity. For purposes of this Section 5(a)(ii), “Competitive Area” shall mean the States and Territories of the United States and Canada.

iii) divert, solicit or attempt to divert, or assist or encourage any person in diverting, soliciting or attempting to divert, to or for any competitor of the Company or any of its Affiliates, any customer, vendor or supplier of the Company or any Affiliate of the Company.

(i) As used in this Section 5, “Restrictive Period” shall mean six (6) months from the date of the termination of Executive’s employment with the Company for any reason.

6. Rights in Company Property; Inventions.

(j) The Executive hereby recognizes the Company’s proprietary rights in the tangible and intangible property of the Company and its Affiliates and acknowledges that notwithstanding the relationship of employment, the Executive has not obtained or acquired and will not hereafter obtain or acquire through such employment any personal property rights in any of the property of the Company and its Affiliates, including but not limited to, any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, know-how, secrets, formulas, products, methods, procedures, processes, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights, works of authorship, patents, or other matters which are the property of the Company and its Affiliates.

(k) The Executive agrees that any and all discoveries, inventions, works of authorship improvements and innovations (including all data and records pertaining thereto), whether or not patentable, or copyrightable, or reduced to writing (collectively, “Inventions”), which during his or her employment by the Company, the Executive conceived or made, or conceives or makes, either alone or in conjunction with others, which are related to the business of the Company and its Affiliates, are and shall be the sole and exclusive property of the Company and its Affiliates, except for those inventions and discoveries conceived by the Executive prior to commencement of his or her employment with the Company or its predecessor which are disclosed on Schedule A of this Agreement. The Executive shall promptly disclose all Inventions to the Company conceived during the period of his or her employment. At the request of the Company and at anytime during or after the Executive’s employment with the Company, the Executive shall execute any assignments or other documents the Company and its Affiliates may deem necessary to protect or perfect its rights in the Inventions, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s and its Affiliates’ rights therein. The Executive hereby appoints the Company as his or her attorney-in-fact to execute on his or her behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

7. Enforcement; Modification.

(l) The Executive further acknowledges and agrees that any breach or threatened breach by the Executive of any provision of Section 4, 5 or 6 due to his unique services provided to the Company as further detailed above will result in irreparable injury to the Company (or its Affiliates), that monetary damages will be an inadequate remedy for such breach and that, accordingly, in addition to any other remedy that the Company may have, the Company shall be entitled to injunctive relief in the event of any breach hereof without posting bond or other security. In the event the Company brings an action to obtain such relief, the prevailing party in such action shall be entitled to recover its attorney’s fees and other expenses incurred in said action, and the court in which said action is brought shall award such expenses to the prevailing party as part of the costs of such action.

(m) It is expressly agreed that if any restrictions set forth in Section 4, 5 or 6 are found by any Court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining restrictions herein contained shall nevertheless remain effective, and this Agreement, or any portion thereof, shall be considered to be amended so as to be considered reasonable and enforceable by such Court, and the Court shall specifically have the right to restrict the business, geographical or temporal scope of such restrictions to any portion of the business or geographic areas or time period described above to the extent the Court deems such restriction to be necessary to cause the covenants to be enforceable, and in such event, the covenants shall be enforced to the extent so permitted.

8. General.

(n) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified or registered mail, or if sent by confirmed written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 8(a):

If to the Company, to:

Morlex, Inc.
420 Lexington Avenue, Suite 450
New York, New York 10155
Attention: Richard Berman, Chairman
Facsimile: (212) 581-5198

with a copy to:
Butzel Long
380 Madison Avenue - 22nd Floor
New York, New York 10017
Attention: Jane Greyf, Esq.
Telephone: (212) 323-8601
Facsimile: (212) 818-0494

If to the Executive:

At the address shown below his signature below.

(o) Successors and Assigns. This Agreement shall be binding upon the Executive and inure to the benefit of the Company and its successors and assigns, including without limitation any corporation to which substantially all of the assets or the business of the Company are sold or transferred.

(p) Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(q) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(r) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or telecopied signature shall be deemed an original for all purposes.

(s) Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of California.

(t) Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT FURTHER AGREE THAT TO THE FULLEST EXTENT ALLOWED BY LAW, EACH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY A JURY IN CONNECTION WITH ANY CONTROVERSY, CLAIM OR DISPUTE (A “CONTROVERSY”) BETWEEN THE PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY ACTUAL OR ALLEGED BREACH THEREOF. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS VOLUNTARILY MADE BY IT AND THAT IT IS INFORMED AS TO AND UNDERSTANDS THE CONSEQUENCES THEREOF AND THAT EACH PARTY EXPECTS, IN THE EVENT OF SUCH CONTROVERSY, THAT THE OTHER PARTY WILL SEEK TO ENFORCE THIS WAIVER.

(u) Consent to Jurisdiction. Each of the Company and the Executive agrees to submit to the non-exclusive jurisdiction of the courts in and of the State of New York, and consents that service of process with respect to any action or proceeding relating to this Agreement may be made by registered mail to it at its address set forth herein.

(v) Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supercedes any prior employment, severance, confidentiality or invention assignment agreement between the parties hereto, provided however, that the Company reserves and shall retain all rights and remedies it may have against the Executive with respect to any breach of any prior confidentiality and invention assignment agreements.

IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of the date first above written.

MORLEX, INC.

By:	/s/ Richard J. Berman
Name: Richard J. Berman
Title: Chairman and Chief Executive Officer

/s/ Curtis Staker
Curtis Staker

Address:

Schedule A

Inventions Conceived By Executive
Prior to Employment with the Company

The following inventions are excluded from the provisions of Section 6 of the Agreement:

[●].